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                                                                 EXHIBIT 99.B15D

                                                                       EXHIBIT A


                                DISTRIBUTION PLAN

                         VOYAGEUR MUTUAL FUNDS III, INC.

                            TAX EFFICIENT EQUITY FUND

                        TAX EFFICIENT EQUITY FUND A CLASS

            The following Distribution Plan (the "Plan") has been adopted pursuant to Rule l2b-1 under the Investment Company Act of 1940 (the "Act") by Voyageur Mutual Funds III, Inc. (the "Fund"), for the Tax Efficient Equity Fund series (the "Series") on behalf of the Tax Efficient Equity Fund A Class ("Class"), which Fund, Series and Class may do business under these or such other names as the Board of Directors of the Fund may designate from time to time. The Plan has been approved by a majority of the Board of Directors, including a majority of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto ("non-interested Directors"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Directors included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Series and shareholders of the Class. The Plan has been approved by a majority of the outstanding voting securities of the Class, as defined in the Act.

            The Fund is a corporation organized under the laws of the State of Maryland, is authorized to issue different series and classes of securities and is an open-end management investment company registered under the Act. Delaware Management Company, Inc. serves as the Series' investment adviser and manager pursuant to an Investment Management Agreement. Delaware Service Company, Inc. serves as the Series' shareholder servicing, dividend disbursing and transfer agent. Delaware Distributors, L.P. (the "Distributor") is the principal underwriter and national distributor for the Series' shares, including shares of the Class, pursuant to the Distribution Agreement between the Distributor and the Fund on behalf of the Series ("Distribution Agreement").

            The Plan provides that:

            1. The Fund shall pay to the Distributor a monthly fee not to exceed 0.3% (3/10 of 1%) per annum of the Series' average daily net assets represented by shares of the Class (the "Maximum Amount") as may be determined by the Fund's Board of Directors from time to time. Such monthly fee shall be reduced by the aggregate sums paid by the Fund on behalf of the Series to persons other than broker-dealers (the "Service Providers") who may, pursuant to servicing agreements, provide to the Series services in the Series'
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marketing of shares of the Class.

            2. (a) The Distributor shall use the monies paid to it pursuant to paragraph 1 above to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of Class shares and, where suitable and appropriate, the retention of Class shares by shareholders.

                  (b) The Service Providers shall use the monies paid respectively to them to reimburse themselves for the actual costs they have incurred in confirming that their customers have received the Prospectus and Statement of Additional Information, if applicable, and as a fee for (1) assisting such customers in maintaining proper records with the Fund, (2) answering questions relating to their respective accounts, and (3) aiding in maintaining the investment of their respective customers in the Class.

            3. The Distributor shall report to the Fund at least monthly on the amount and the use of the monies paid to it under the Plan. The Service Providers shall inform the Fund monthly and in writing of the amounts each claims under the Plan; both the Distributor and the Service Providers shall furnish the Board of Directors of the Fund with such other information as the Board may reasonably request in connection with the payments made under the Plan and the use thereof by the Distributor and the Service Providers, respectively, in order to enable the Board to make an informed determination of the amount of the Fund's payments and whether the Plan should be continued.

            4. The officers of the Fund shall furnish to the Board of Directors of the Fund, for their review, on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

            5. This Plan shall take effect at such time as the Distributor shall notify the Fund in writing of the commencement of the Plan (the "Commencement Date"); thereafter, the Plan shall continue in effect for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Fund, and of the non-interested Directors, cast in person at a meeting called for the purpose of voting on such Plan.

            6.    (a)   The Plan may be terminated at any time by vote of a
majority of the non-interested Directors or by vote of a majority of the outstanding voting securities of the Class.

                  (b) The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to paragraph 1 thereof without approval by the shareholders of the Class.

            7. All material amendments to this Plan shall be approved by the non-interested Directors in the manner described in paragraph 5 above.

            8.    So long as the Plan is in effect, the selection and
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nomination of the Fund's non-interested Directors shall be committed to the discretion of such non-interested Directors.

            9. The definitions contained in Sections 2(a)(19) and 2(a)(42) of the Act shall govern the meaning of "interested person(s)" and "vote of a majority of the outstanding voting securities," respectively, for the purposes of this Plan.

            This Plan shall take effect on the Commencement Date, as previously defined.



June 26, 1997